Exhibit 10.3
Teledyne Technologies Incorporated
Performance Share Plan
(under the 2008 Incentive Award Plan)
Summary Plan Description
January 20, 2009
Plan Concept
The Performance Share Plan (PSP) is designed to reward executives and senior managers (“Participants”) for the achievement of the following pre-specified goals, measured over a three-year period:
Three-year aggregate operating profit
Three-year aggregate revenue
Three-year aggregate return to shareholders
Awards will be based on the goals of the corporation for all Participants.
Eligibility and Participation
Eligibility for this Plan is intended to be restricted to Participants whose actions most directly affect the long-term success of the Company. For each three-year award, participation will be determined based on nomination by the Chief Executive Officer and approval by the Personnel and Compensation Committee of the Company’s Board of Directors. The award is based on a stated percent of a Participant’s annual base salary. Participation in one cycle does not guarantee participation in any subsequent cycle.

Calculation of Targeted Performance Share Award
Awards will be denominated in 1/2 shares and 1/2 cash during the Performance Period, with the Targeted Performance Share Award calculated according to the following formula:
Shares

Base Salary Beginning of Performance Period	x 1/2	x Target Opportunity As a Percent of Salary	/	Average Stock Price on the Day Committee approves new PSP Three-Year Program	=	Target Number of Shares Awarded
Cash

Base Salary at Beginning Of Performance Period	x 1/2	x	Target Opportunity As a Percent of Salary	=	Target Cash Award

This can be illustrated as follows:
EXAMPLE

Salary Rate:	$150,000
Target Percent	100%
Thirty Day Average Stock Price:	$10.00
The Targeted Performance Share Award would be calculated as follows:

Shares			Cash
Base Salary		$150,000	Base Salary		$150,000
X Target Percent:	X	100%	X Target Percent	X	100%
X 1/2	X	1/2	X 1/2	X	1/2

/ Stock Price	/	10.00			$75,000

	=	7,500
The Personnel and Compensation Committee shall have full power to revise and adjust the Targeted Performance Share Award for a three-year cycle and the positions eligible to participate in the Plan at any time during the three-year performance period.
Performance Period
Performance will be measured over three fiscal years of the Company, with a new three-year Performance Period established every three years.

Performance Measurement
Performance will be measured based on the aggregate results over the three year Performance Period at the corporate level for all participants and will be based on the following performance measures:
•	Three-Year Aggregate Operating Profit – 40%

•	Three-Year Aggregate Revenue – 30%

•	Three-Year Aggregate Return to Shareholders – 30%
The Russell 2000 Index, in which Teledyne Technologies is included, will be used as the benchmark for return to shareholders.
At the beginning of each Performance Period, a matrix will be established and submitted for approval by the Personnel and Compensation Committee. This matrix will be used to determine the Performance Shares Award the Participant is entitled to, subject to a maximum Award of 200 percent of the “Target Opportunity”.
Non-Transferability
Performance Share Awards are non-transferable.
Form of Payment
Payments from the Performance Share Plan will be in the form of shares of common stock and cash, with the payout taking the same form as the denomination of the award at the beginning of the Performance Period. Payments will be made over a three-year period and as soon as practicable following the approval of the award amounts by the Personnel and Compensation Committee. If there are not sufficient full value award shares under the plan, then cash will be paid in lieu of shares.
Deferral of Award
Participants will have the right to defer up to 100 percent of their payout under the Performance Share Plan (expressed as a percent of the total award or as specified number of shares). Deferral elections must be made prior to the beginning of the three-year Performance Period. These deferrals will be for five years, ten years, or the earlier to occur of retirement or termination of employment, at the Participant’s election.

Termination of Employment
If a Participant terminates employment because of retirement, such Participant’s PSP participation will be prorated based on the number of full months of employment, divided by 36. Awards will be paid at the same time as Awards are paid to active Participants.
If a Participant terminates employment for any other reason, the current cycle’s incentive and any prior cycle’s installment payment or payments will be forfeited unless deemed otherwise by the Personnel and Compensation Committee.
Tax Consequences
Generally and currently taxes are not payable until the Performance Cycle is completed and the applicable installment is to be paid during the three-year period following the completion of the Performance Cycle. For Federal income tax purposes, the value of a Participant’s distribution is taxable as wages at ordinary income tax rates in the year in which it is received. State and local income tax laws generally provide for the same treatment. At the time each installment payment for a completed Performance Cycle is to be paid, additional information regarding taxes due will be distributed.

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